                                                                     EXHIBIT 4.5

                                                                  EXECUTION COPY

                            ACCOUNT CONTROL AGREEMENT

                  ACCOUNT CONTROL AGREEMENT (this "AGREEMENT") dated as of September 8, 2003, among OSI Pharmaceuticals, Inc., a Delaware corporation (the "PLEDGOR"), The Bank of New York, a New York banking corporation, as Trustee (the "SECURED PARTY"), and The Bank of New York, a New York banking corporation, as securities intermediary and depository bank (the "ACCOUNT HOLDER").

PRELIMINARY STATEMENTS:

                  (1) The Pledgor has granted the Secured Party a security interest (the "SECURITY INTEREST") in certain security entitlements (the "PLEDGED SECURITY ENTITLEMENTS") with respect to certain U.S. Treasury securities (the "PLEDGED FINANCIAL ASSETS") identified on Schedule I attached hereto, as well as certain funds maintained by the Pledgor with the Account Holder and carried from time to time in an account with the Account Holder, ABA No. 021000018, Account No. 341436 at its office at 101 Barclay Street, New York, New York 10286, in the name of "OSI Pharmaceuticals Pledge Account" (the "ACCOUNT") and all additions thereto and substitutions and proceeds thereof, pursuant to, and as more particularly described in, a Collateral Pledge and Security Agreement dated as of September 8, 2003, among the Pledgor and the Trustee (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the "PLEDGE AGREEMENT"; terms defined in the Pledge Agreement and not otherwise defined herein being used herein as therein defined). The Pledgor acknowledges having received value for such pledge.

                  (2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the State of New York ("N.Y. UNIFORM COMMERCIAL CODE") are used in this Agreement as such terms are defined in such Article 8 or 9.

                  (3) The Pledgor, the Trustee and the Account Holder are delivering this Agreement pursuant to the terms of Section 4(f) of the Pledge Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

                  SECTION 1. The Accounts. The Account Holder represents and warrants to, and agrees with, the Secured Party that:

                  (a) The Account Holder maintains the Account for the Pledgor, and all the property (including, without limitation, funds and Pledged Financial Assets) and all additions thereto and substitutions and proceeds thereof held by the Account Holder for the account of the Pledgor are, and will continue to be, credited to the Account.

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                                       2

                  (b) To the extent that funds are credited to the Account, the Account is a deposit account; and to the extent that financial assets are credited to the Account, the Account is a securities account. The Account Holder is (i) the bank with which the Account is maintained and (ii) the securities intermediary with respect to financial assets held in the Account. The Pledgor is (x) the Account Holder's customer with respect to the Account and (y) the entitlement holder with respect to financial assets credited from time to time to the Account.

                  (c) Notwithstanding any other agreement to the contrary, the Account Holder's jurisdiction with respect to the Account for purposes of the N.Y. Uniform Commercial Code is, and will continue to be for so long as the Security Interest shall be in effect, the State of New York.

                  (d) Attached as Exhibit A hereto is the schedule of the property credited to the Account as of the date hereof showing the property credited to the Account.

                  (e) The Account Holder does not know of any claim to or interest in the Account or any property (including, without limitation, funds and financial assets) credited to the Account, except for claims and interests of the parties referred to in this Agreement.

                  SECTION 2. Control by Secured Party. The Account Holder will comply with (i) all instructions directing disposition of the funds in the Account, (ii) all notifications and entitlement orders that the Account Holder receives directing it to transfer or redeem any financial asset in the Account, and (iii) all other directions concerning the Account, including, without limitation, directions to distribute to the Secured Party proceeds of any such transfer or redemption or interest or dividends on property in the Account (any such instruction, notification or direction referred to in clause (i), (ii) or
(iii) above being an "ACCOUNT DIRECTION"), in each case of clauses (i), (ii) and
(iii) above originated by the Secured Party without further consent by the Pledgor or any other Person. The Account Holder will comply with Account Directions and other directions concerning the Account originated by, and only by, the Secured Party. The Account Holder acknowledges that the Secured Party has exclusive control over the Account and all Pledged Financial Assets contained therein from time to time.

                  SECTION 3. Priority of Secured Party's Security Interest. (a) The Account Holder (i) subordinates to the Security Interest and in favor of the Secured Party any security interest, lien, or right of recoupment or setoff that the Account Holder may have, now or in the future, against the Account or any property (including, without limitation, any funds and financial assets) credited to the Account, and (ii) agrees that it will not exercise any right in respect of any such security interest or lien or any such right of recoupment or setoff until the Security Interest is terminated, except that the Account Holder
(A) will retain its prior security interest and lien on property credited to the Account, (B) may exercise any right in respect of such security interest or lien, and (C) may exercise any right of recoupment or setoff against the Account, in the case of clauses (A), (B) and (C) above, to secure or to satisfy, and only to secure or to satisfy, payment (x) for such property, (y) for its customary fees and expenses for the routine maintenance and operation of the Account, and (z) if the Account is a deposit account, for the face amount of any items that have been credited to the Account but are subsequently returned unpaid because of uncollected or insufficient funds.

                  (b) The Account Holder will not enter into any other agreement with any Person relating to Account Directions or other directions with respect to the Account.

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                                       3

                  SECTION 4. Statements, Confirmations, and Notices of Adverse Claims. (a) The Account Holder will send copies of all statements and confirmations for the Account simultaneously to the Secured Party and the Pledgor.

                  (b) When the Account Holder knows of any claim or interest in the Account or any property (including, without limitation, funds and financial assets) credited to the Account other than the claims and interests of the parties referred to in this Agreement, the Account Holder will promptly notify the Secured Party and the Pledgor of such claim or interest.

                  SECTION 5. The Account Holder's Responsibility. (a) The Account Holder will be liable to the Secured Party for complying with Account Directions or other directions concerning the Account from the Pledgor or any Person other than the Secured Party.

                  (b) The Account Holder will not be liable to the Pledgor or the Secured Party for complying with an Account Direction or other direction concerning the Account originated by the Secured Party, even if the Pledgor notifies the Account Holder that the Secured Party is not legally entitled to issue the Account Direction or such other direction unless the Account Holder takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

                  (c) This Agreement does not create any obligation of the Account Holder except for those expressly set forth in this Agreement and, to the extent that the Account is a securities account, in Part 5 of Article 8 of the N.Y. Uniform Commercial Code and, to the extent that the Account is a deposit account, in Article 4 of the N.Y. Uniform Commercial Code. In particular, the Account Holder need not investigate whether the Secured Party is entitled under the Secured Party's agreements with the Pledgor to give an Account Direction or other direction concerning the Account. The Account Holder may rely on notices and communications it believes given by the appropriate party.

                  SECTION 6. Indemnity. The Pledgor will indemnify the Trustee and the Account Holder and their respective officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney's fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Trustee's or the Account Holder's (as applicable) gross negligence or willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.

                  SECTION 7. Termination; Survival. (a) This Agreement shall terminate automatically upon receipt by the Account Holder of written notice executed by two officers of the Trustee that (i) all of the Secured Obligations have been paid in full in cash or otherwise satisfied or (ii) all of the Collateral has been released, which ever is earlier, and the Account Holder shall thereafter be relieved of all duties and obligations hereunder.

                  (b) The Account Holder may terminate this Agreement on 60 days' prior notice to the Secured Party and the Pledgor, provided that before such termination the Account Holder and the Pledgor shall make arrangements to transfer the property (including, without limitation, all funds and financial assets) credited to the Account to another Account Holder that shall

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                                       4

         have executed, together with the Pledgor, a control agreement in favor of the Secured Party in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Secured Party.

                  (c) Sections 5 and 6 will survive termination of this Agreement.

                  SECTION 8. Governing Law. This Agreement and the Account will be governed by the law of the State of New York. The Account Holder and the Pledgor may not change the law governing the Account without the Secured Party's express prior written agreement.

                  SECTION 9. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements, and contemporaneous oral agreements, of the parties concerning its subject matter.

                  SECTION 10. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

                  SECTION 11. Financial Assets. The Account Holder agrees with the Secured Party and the Pledgor that, to the fullest extent permitted by applicable law, all property (other than funds) credited from time to time to the Account will be treated as financial assets under Article 8 of the N.Y. Uniform Commercial Code.

                  SECTION 12. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Account Directions may be given orally), will be sent to the party's address set forth under its name below or to such other address as the party may notify the other parties and will be effective on receipt.

                  SECTION 13. Binding Effect. This Agreement shall become effective when it shall have been executed by the Pledgor, the Secured Party and the Account Holder, and thereafter shall be binding upon and inure to the benefit of the Pledgor, the Secured Party and the Account Holder and their respective successors and assigns.

                  SECTION 14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

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                                       5

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                             OSI PHARMACEUTICALS, INC.

                                             By /s/
                                                ------------------------------
                                                Name:
                                                Title:

                                             Address:
                                             58 South Service Road
                                             Melville, NY 11747

                                             THE BANK OF NEW YORK, as Trustee

                                             By /s/
                                                ------------------------------
                                                Name:
                                                Title:

                                             Address:
                                             101 Barclay Street, Floor 8W
                                             New York, NY 10286

                                             THE BANK OF NEW YORK, as Account
                                              Holder

                                             By /s/
                                                ------------------------------
                                                Name:
                                                Title:

                                             Address:
                                             101 Barclay Street, Floor 8W
                                             New York, NY 10286

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                                   SCHEDULE I

                                                                                                     FACE AMOUNT
       DESCRIPTION OF ASSET                                                CUSIP NUMBER                OF ASSET
       --------------------                                                ------------                --------
UNITED STATES TREAS NT STRP PRIN PMT                                         912820BH9              USD 2,193,000
UNITED STATES TREAS NT STRP PRIN PMT                                         912820BK2              USD 2,193,000
UNITED STATES TREAS NT STRP PRIN PMT                                         912820BM8              USD 2,193,000
US TREASURY BD STRIPPED                                                      912803AG8              USD 2,193,000
US TREASURY BD STRIPPED                                                      912803AJ2              USD 2,193,000
US TREAS NTS SEC STRIPPED                                                    912833CQ1              USD 2,193,000